Exhibit 99.1

CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
(630) 579-2231 tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. ANNOUNCES SALES FOR NOVEMBER AND THIRD QUARTER RESULTS TO BE RELEASED DECEMBER 12, 2006

NAPERVILLE, IL (November 30, 2006) – Factory Card & Party Outlet Corp. (NASDAQ: FCPO) announced today that net sales for the four-week period ended November 25, 2006 increased 1.1 percent, compared with the four-week period ended November 26, 2005. Comparable store sales for the same period increased 0.8 percent.

	Fiscal Period Ended		Percent Change
(dollars in millions)	November 25, 2006	November 26, 2005	Total Sales	Comparable Sales
For the 4 weeks ended	$17.0	$16.8	1.1%	0.8%
For the 43 weeks ended	$197.4	$191.6	3.0%	0.9%

The Company also announced today that it will report financial results for the third quarter, ended October 28, 2006, on Tuesday, December 12, 2006.

Factory Card & Party Outlet management will host a conference call at 9:00 a.m. CST that day to review financial results and other corporate events. The call can be accessed by dialing (888) 281-0917 and referencing conference ID code 2676982 or via the Internet at http://audioevent.mshow.com/314409. Participants are asked to call the assigned number or access the listed URL approximately 10 minutes before the call begins.

A replay of the call will be available two hours after its conclusion, for the following 30 days, by dialing (800) 642-1687 and referencing conference ID code 2676982, accessing http://audioevent.mshow.com/314409, or by visiting the Company’s Corporate Information page at http://www.factorycard.com.

Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 192 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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